                           OFFER TO PURCHASE FOR CASH

                                       BY

                        CENTURY BUSINESS SERVICES, INC.

                                       OF

                  UP TO 14,000,000 SHARES OF ITS COMMON STOCK
                   AT A PURCHASE PRICE NOT GREATER THAN $3.30
                         NOR LESS THAN $3.00 PER SHARE

 THE TENDER OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY
     TIME, ON WEDNESDAY, JULY 9, 2003, UNLESS THE TENDER OFFER IS EXTENDED.

                                                                   June 10, 2003

To Participants in the CBIZ Business Services Employee Stock Investment Plan:

     Century Business Services, Inc. (CBIZ) has announced an offer to purchase up to 14,000,000 shares of its common stock, $0.01 par value per share, at a price of not greater than $3.30 nor less than $3.00 per share, net to the seller in cash, without interest. The tender offer is being made pursuant to the Offer to Purchase and the related Letter of Transmittal, which are enclosed. As a participant in the CBIZ Business Services Employee Stock Investment Plan, you may tender shares that are held in your Employee Stock Investment Plan account at Fifth Third Bank.

     If you do not wish to tender any portion of the shares in your Employee Stock Investment Plan account, you do not need to take any action. If you would like to tender some or all of the shares held in your Employee Stock Investment Plan account in response to this tender offer, you must follow the instructions set forth below.

     THE TENDER OFFER. CBIZ will select the lowest purchase price that will allow it to buy 14,000,000 shares or, if a lesser number of shares are properly tendered, all shares that are properly tendered and not withdrawn. CBIZ will pay the same price for all shares purchased in the tender offer. All shares properly tendered at prices at or below the purchase price and not properly withdrawn will be purchased, subject to the conditions of the tender offer and the "odd lot" priority, proration and conditional tender provisions described in the Offer to Purchase. If more than the number of shares CBIZ seeks are properly tendered, CBIZ will not purchase all of the shares tendered because of proration. Shares tendered at prices in excess of the purchase price that is determined by CBIZ and shares not purchased because of proration or conditional tenders will be returned promptly following the expiration of the tender offer. CBIZ's offer is being made upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal, which, as amended or supplemented from time to time, together constitute the tender offer.

     CBIZ reserves the right, in its sole discretion, to purchase more than 14,000,000 shares pursuant to the tender offer, subject to compliance with applicable law.

     Because the terms and conditions of the Letter of Transmittal will govern the tender of the shares held in accounts under the Employee Stock Investment Plan, you should read the Letter of Transmittal carefully. The Letter of Transmittal, however, is furnished to you for your information only and cannot be used by you to tender shares that are held in your Employee Stock Investment Plan account. You must use the attached Instruction Form to properly tender shares that are held in your Employee Stock Investment Plan account. You should also read the Offer to Purchase carefully before making any decision regarding the tender offer.

     TENDERING SHARES. To instruct Fifth Third Bank to tender any or all of the shares held in your Employee Stock Investment Plan account, you must complete the Instruction Form set forth below and return it to Fifth Third Bank.

     Please note the following:

          1. We have been advised that if Fifth Third Bank has not received your Instruction Form at least three business days before the expiration of the tender offer, Fifth Third Bank will not tender any shares held in your Employee Stock Investment Plan account. The tender offer, proration period and withdrawal rights will expire at 5:00 p.m. New York City time, on Wednesday, July 9, 2003, unless the expiration date of the tender offer is extended. Consequently, your Instruction Form must be received by Fifth Third Bank no later than 5:00 p.m. New York City time on Thursday July 3, 2003, unless the tender offer is extended by CBIZ.

          2. Shares held in your Employee Stock Investment Plan account may be tendered at prices not greater than $3.30 nor less than $3.00 per share.

          3. The tender offer is for up to 14,000,000 shares, constituting approximately 14.6% of the outstanding shares of CBIZ common stock as of June 9, 2003. The tender offer is not conditioned on any minimum number of shares being tendered. The tender offer is, however, subject to other conditions described in the Offer to Purchase.

          4. CBIZ's Board of Directors has approved the making of the tender offer. However, neither CBIZ nor CBIZ's Board of Directors nor Fifth Third Bank is making any recommendation whether you should tender or refrain from tendering your shares or at what purchase price you should choose to tender your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and the price or prices at which you will tender them. CBIZ's directors and executive officers have informed CBIZ that they do not intend to participate in the tender offer.

          5. Tendering stockholders will not be obligated to pay any brokerage fees or commissions or solicitation fees to tender their shares. Except as described in the Letter of Transmittal, tendering stockholders will not be obligated to pay any stock transfer taxes on the transfer of shares pursuant to the tender offer.

          6. As more fully described in the Offer to Purchase, tenders will be deemed irrevocable unless timely withdrawn. If you instruct Fifth Third Bank to tender the shares held in your Employee Stock Investment Plan account, and you subsequently decide to change your instructions or withdraw your tender of shares, you may do so by submitting a new Instruction Form. However, the new Instruction Form will be effective only if it is received by Fifth Third Bank at the address listed below, on or before 5:00 p.m. New York City time on Thursday, July 3, 2003, three business days before the expiration of the tender offer. The tender offer is scheduled to expire at 5:00 p.m. New York City time on Wednesday, July 9, 2003. Upon receipt of a timely submitted, new Instruction Form, your previous Instruction Form to tender the shares will be deemed canceled. If your new Instruction Form directed Fifth Third Bank to withdraw from tender the shares held in your Employee Stock Investment Plan account, you may later re-tender those shares by submitting a new Instruction Form so long as it is received by Fifth Third Bank on or before three business days before the expiration of the tender offer.

     Unless you direct Fifth Third Bank on the attached Instruction Form to tender the shares held in your Employee Stock Investment Plan account, no shares will be tendered.

     If you wish to tender your shares, complete the Information Form and return it to Fifth Third Bank one of the addresses or the fax number below:

                     BY MAIL:                                       BY HAND DELIVERY:
                 Fifth Third Bank                                    Fifth Third Bank
             Corporate Trust Services                            Corporate Trust Services
              Mail Drop 10AT66-4129                                 580 Walnut Street
             38 Fountain Square Plaza                                   4th Floor
             Cincinnati, Ohio, 45202                              Cincinnati, Ohio 45202

                                 BY FACSIMILE:

                                 (513) 534-8909

     If you have any questions, contact Fifth Third Bank at (800) 837-2755 or
(513) 534-5320.

                                INSTRUCTION FORM

Name of Participant:
------------------------------------------------------

Account Number:
---------------------------------------

Social Security Number:
--------------------------------------------------

Daytime Telephone Number: (---)
---------------------------------------

     Please indicate the number of shares you wish to tender from your account. Check only one box. If more than one box is checked or if no box is checked, the shares will not be properly tendered.

[ ]  Tender ____________ shares.

[ ]  Tender all shares.

     The method of delivery of this document is at the option and risk of the tendering stockholder. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to assure delivery.

                  PRICE (IN DOLLARS) PER SHARE AT WHICH SHARES
      ARE BEING TENDERED (SEE INSTRUCTION 5 TO THE LETTER OF TRANSMITTAL)
                                     BOX A

               SHARES TENDERED AT PRICE DETERMINED BY STOCKHOLDER
                (SEE INSTRUCTION 5 TO THE LETTER OF TRANSMITTAL)

     By checking one of the boxes below instead of the box under Box B, "Shares Tendered at Price Determined Under the Tender Offer," I hereby tender shares at the price checked. This action could result in none of the shares being purchased if the purchase price determined by CBIZ for the shares is less than the price checked below. A stockholder who desires to tender shares at more than one price must complete a separate Letter of Transmittal for each price at which shares are tendered. The same shares cannot be tendered, unless previously properly withdrawn as provided in Section 4 of the Offer to Purchase, at more than one price.

     Price (in Dollars) Per Share at Which Shares Are Being Tendered (check the appropriate box to indicate the tender price, not to be less than $3.00 and not to exceed $3.30).

     [ ] $3.00            [ ] $3.05            [ ] $3.10
     [ ] $3.15            [ ] $3.20            [ ] $3.25            [ ] $3.30

     Check the appropriate box above or, alternatively, check the box below under Box B, "Shares Tendered at Prices Determined Under the Tender Offer." Unless you check the box under Box B, if you do not check one and only one of the boxes above, you will not have validly tendered your shares.

                                       OR

                                     BOX B

           SHARES TENDERED AT PRICE DETERMINED UNDER THE TENDER OFFER
                (SEE INSTRUCTION 5 TO THE LETTER OF TRANSMITTAL)

[ ] I want to maximize the chance of having CBIZ accept for purchase all of the shares that I am tendering (subject to the possibility of proration). Accordingly, by checking this box instead of one of the boxes in Box A, I hereby tender shares at, and am willing to accept, the purchase price determined by CBIZ in accordance with the terms of the tender offer. This action could result in receiving a price per share as low as $3.00.

             YOU WILL NOT HAVE VALIDLY TENDERED YOUR SHARES UNLESS
                YOU COMPLETE ONE AND ONLY ONE OF BOX A OR BOX B

Signature:                                             Dated:  , 2003

                               CONDITIONAL TENDER
                (SEE INSTRUCTION 6 TO THE LETTER OF TRANSMITTAL)

     A stockholder may tender shares subject to the condition that a specified minimum number of the stockholder's shares tendered pursuant to this Letter of Transmittal must be purchased if any shares tendered are purchased, all as described in the Offer to Purchase, particularly in Section 6 thereof. Unless the minimum number of shares indicated below is purchased by CBIZ in the tender offer, none of the shares tendered by such stockholder will be purchased. It is the responsibility of the stockholder to calculate that minimum number of shares that must be purchased if any are purchased, and CBIZ urges stockholders to consult their own tax advisor before completing this section. Unless this box has been checked and a minimum specified, the tender will be deemed unconditional.

[ ] Minimum number of shares that must be purchased, if any are purchased:
                   shares.

     If, because of proration, the minimum number of Shares designated will not be purchased, CBIZ may accept conditional tenders by random lot, if necessary. However, to be eligible for purchase by random lot, the tendering stockholder must have tendered all of his or her shares and checked this box.

[ ] The tendered shares represent all shares held by the undersigned.